UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 24, 2012

BILLMYPARENTS, INC.

A Colorado Corporation

(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

 (Address of principal executive offices)

(858) 677-0080

 (Registrant’s telephone number)

 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On May 24, 2012, BillMyParents, Inc., a Colorado corporation ("we," "us," "our," or the "Company"), entered into subscription agreements (the “Subscription Agreement”) with 38 accredited investors pursuant to which we issued 4,517 shares of our Series B Preferred Stock (convertible into 11,293,578 shares of our Common Stock), five year warrants to purchase up to an additional 6,250,000 shares of our Common Stock at an exercise price of $0.50 per share and five year warrants to purchase up to an additional 1,260,895 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $4,517,431.

This financing transaction resulted in net proceeds to us of approximately $4 million after deducting fees and expenses.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $451,743 and will receive warrants to purchase up to 1,129,358 shares of Common Stock at an exercise price of $0.60 per share as compensation.

From April 9, 2012 through May 14, 2012, we entered into a subscription agreements with five accredited investors pursuant to which we issued 710 shares of our Series B Preferred Stock (convertible into 1,775,000 shares of our Common Stock), five year warrants to purchase up to an additional 1,250,000 shares of our Common Stock at an exercise price of $0.50 per share and five year warrants to purchase up to an additional 131,250 shares of our Common Stock at an exercise price of $0.60 per share, in exchange for gross proceeds totaling $710,000.

The following summarizes the terms of the Subscription Agreement and related financing agreements with the investors:

Securities Sold.  Each investor received one share of our Series B Preferred Stock for the purchase price of $1,000 per share (convertible into 2,500 shares of our Common Stock).  Each investor who invested less than $500,000 also received a warrant to purchase up to 625 shares of our Common Stock for each share purchased at an exercise price of $0.60 per share.   Each investor who invested $500,000 or more in the offering received a warrant to purchase up to 2,500 shares of our Common Stock for each share purchased at an exercise price of $0.50 per share.  A summary of the rights, privileges and preferences of the Series B Preferred Stock is set forth in our current report on Form 8-K filed on February 16, 2012.

Additional Covenants.  The Company has agreed to certain covenants in connection with the Subscription Agreement including:

•

The listing of the securities on any trading market that the Company applies to have its securities traded on;

•

Reservation of shares adequate to satisfy all warrants outstanding which were sold;

•

Replacement of securities lost by purchasers upon adequate evidence of such loss; and

•

Obligation to indemnify purchasers under specified circumstances.

Registration Rights.  The Company has entered into a Registration Rights Agreement with each investor pursuant to which the Company is required to file a registration statement for the re-sale of the Common Stock underlying the Series B Preferred Stock and the Warrants within 150 days after the final closing of the financing, and to use its commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing.

The summary of the financing transaction described above, and the summary of the terms of the securities and agreements related to such financing transaction, are qualified in their entirety by reference to the following documents which are filed as exhibits to this current report:

•

Form of Subscription Agreement;

•

Form of Common Stock Purchase Warrant; and

•

Form of Registration Rights Agreement.

Item 3.02    Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in that financing met the accredited investor definition of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of Series B Preferred Stock and warrants in the offering were made in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.  This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The total number of outstanding shares of outstanding Common Stock as of the date of this report is 98,906,961.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description

10.58	Form of Common Stock Purchase Warrant dated May 24, 2012
10.59	Form of Subscription Agreement dated May 24, 2012
10.60	Form of Registration Rights Agreement dated May 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.
/s/ Jonathan Shultz
Dated: May 30, 2012	By:
Jonathan Shultz Chief Financial Officer

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